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----------                                           OMB Number:  3235-0104
 FORM 3                                            Expires: September 30, 1998
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  Holmes        KC           Thane                Statement                     Trading Symbol                      of Original
------------------------------------------      (Month/Day/Year)     The Murdock Group Career Satisfaction Corp   (Month/Day/Year)
     (Last)     (First)     (Middle)             04/05/00                         (TMGS)                            02/09/99
  5295 South Commerce Drive, #475          -------------------------   ----------------------------------    -----------------------
------------------------------------------ 3. IRS Identification       5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting         Person to Issuer                      Group Filing (Check
 Salt Lake City,    Utah       84107          Person, if an Entity        (Check all applicable)                 applicable line)
------------------------------------------      (Voluntary)              X   Director    X   10% Owner       X  Form filed by
      (City)      (State)      (Zip)       -------------------------    ----            ----                 --- One Reporting
                                                                         X   Officer         Other              Person
                                                                        ----(give title ----(specify            Form filed by
                                                                             below)          below)         --- More than One
                                                                           Chairman, CEO                        Reporting Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Class A common voting shares                      3,044,342                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instuction 5(b)(v).                                     SEC 1473 (7/96)

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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Incentive Stock Option         4 yr vest  7/07/06     Class A common      8,000       $1.00             D
                                                       voting shares
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Incentive Stock Option         4 yr vest  2/1/07      Class A common    250,000       $1.50             D
                                                       voting shares
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Explanation of Responses:

                                                                                   /s/ KC Holmes                         04/14/00
**Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------     -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person         Date

Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                SEC 1473 (7/96)

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